EXHIBIT 99.1

        Cytec Reports Third Quarter EPS; 2004 Outlook Updated

    WEST PATERSON, N.J.--(BUSINESS WIRE)--Oct. 21, 2004--Cytec Industries Inc. (NYSE:CYT) announced today that net earnings available to common stockholders for the third quarter of 2004 were $9.4 million or $0.23 per diluted share on net sales of $434 million. This includes several special item charges as follows: a pretax charge of $8.0 million ($6.2 million after tax or $0.15 per diluted share) primarily relating to settlement of a carbon fiber litigation matter, a pretax charge of $2.0 million ($1.6 million after tax or $0.04 per diluted share) relating to the settlement of disputed matters with the holder of the Company's Series C Cumulative Preferred Stock ("Series C") and a charge to net earnings available to common stockholders of $9.9 million ($0.24 per diluted share) as a result of the redemption of the Company's Series C. Excluding the special items, net earnings available to common stockholders for the third quarter of 2004 were $27.1 or $0.66 per diluted share. Net earnings available to common stockholders for the comparable period of 2003 were $22.1 million or $0.55 per diluted share, on net sales of $368 million.
    David Lilley, Chairman, President and Chief Executive Officer said, "Overall, sales for the third quarter were up 18%. Our base sales volumes were up a strong 10%, acquisitions added 3%, selling prices were up 3% and exchange rate changes added 2%. Our manufacturing plants continue to run well to meet the higher demand levels, although our two plants in Alabama and Louisiana were impacted by Hurricane Ivan. Both plants suffered minimal damage and are up and running. Our plant personnel did an excellent job in securing and re-starting the plants. As a result, our losses attributed to the hurricane in the quarter were limited to approximately $1 million. During the quarter, raw material and energy costs continued their upward trend and were well above the prior year quarter."

    Water and Industrial Process Chemicals Sales increased 18%;
Operating Earnings increase to $6 million

    In Water and Industrial Process Chemicals, base sales volumes increased 13%, acquisitions added 3%, exchange rate changes benefited sales by 3% while selling prices were down slightly. Base sales volumes were up in all product lines. Major contributors to our sales growth were sales of Water Treatment chemicals in Europe and Mining Chemicals in Latin America where high production rates continue at the major copper producers.
    The increase in operating earnings was the result of higher demand levels partially offset by significantly higher raw material and energy costs.

    Performance Products Sales increased 16%; Operating Earnings increase to $15 million

    In Performance Products, base sales volumes increased 7%, acquisitions added 7% to sales, exchange rate changes increased sales 2% and selling prices were essentially flat. Base selling volumes were up in all product lines as a result of improved demand and new business.
    Operating earnings improved significantly primarily due to the higher sales and improved manufacturing operations which more than offset the effect of higher raw material and energy costs.

    Specialty Materials Sales increased 26% and Operating Earnings increase to $20 million

    In Specialty Materials, sales volumes were up 26% and selling prices were slightly lower offset by the impact of favorable exchange. The increase in selling volumes was primarily in the large commercial aircraft, regional and business jets, rotorcraft and high performance automotive sectors.
    The increased operating earnings reflect the leverage impact of the higher sales volumes. This was offset somewhat by increased manufacturing and commercial costs to service the higher demand levels and continued investment in growth opportunities for this business.

    Building Block Chemicals Sales increased 8% and Operating Earnings decline to $1 million

    Building Block Chemicals sales volumes decreased 12% while selling prices were up 19% with the impact of exchange rate changes slightly favorable. Acrylonitrile volumes were down, although a large shipment scheduled for the end of September was moved to early October due to transportation availability.
    Operating earnings declined versus the year ago period primarily due to the impact from the higher raw material costs, lower acrylonitrile sales volumes plus the adverse impact on our manufacturing operations being shutdown for three days due to Hurricane Ivan.

    Earnings in Associated Companies

    Sales and earnings of our associated company, CYRO Industries, were up from the year ago period as higher sales volumes and selling prices offset increased raw material costs. The absence of equity earnings relating to the former Mitsui-Cytec joint venture resulted in flat equity earnings versus the prior year period.

    Special Items

    James P. Cronin, Executive Vice President and Chief Financial Officer stated, "During the quarter we recorded several special items. On September 30, 2004 we announced that Cytec signed a stipulation of settlement with the plaintiffs in the carbon fiber federal class action lawsuit for alleged price fixing. While we deny all charges of wrongdoing, the costs of defending ourselves far outweighed the cost of settlement. As a result of this and several other minor litigation matters we recorded a pretax charge of $8.0 million which is $6.2 million after tax or $0.15 per diluted share. Also on September 30, we settled several disputed matters with the holder of the Company's Series C and as a result we recorded a pretax charge of $2.0 million which is $1.6 million after tax or $0.04 per diluted share. We also announced that we had closed on a transaction to redeem our Series C resulting in a charge to net earnings available to common stockholders of $9.9 million or $0.24 per diluted share".

    Cash Flow

    Third quarter cash flow generated by operations was $26 million bringing the nine month total to $85 million. Receivable dollars increased in line with the higher sales levels and days outstanding was essentially unchanged. Inventory dollars increased slightly but days declined about two from last quarter. Capital expenditures were $19 million in the quarter bringing the nine month total to $54 million.

    Acquisition announcement

    On October 1, 2004 Cytec announced it signed a definitive agreement to purchase the Surface Specialties business of UCB Group, a Belgium biopharmaceutical and specialty chemicals company, for cash and stock valued at EUR 1.5 billion. The acquisition is subject to customary closing conditions including the approval of regulatory authorities and is expected to close around the end of 2004.
    Mr. Lilley added, "The addition of the Surface Specialties business, with 2003 revenues of $1.2 billion, will create a combined Cytec entity of approximately $2.7 billion based on 2003 revenues. It provides us critical mass and an excellent position to service the large, global coatings market and is complementary to our existing coating product lines. Surface Specialties has a strong technology foundation with product lines such as UV Cure, Powder and waterborne systems which have above average growth rates and the acquisition will expand our geographic presence with manufacturing and R&D facilities, particularly in Europe, Asia and Latin America."
    A replay of the October 1, 2004 webcast discussing the transaction can be found on Cytec's website, www.cytec.com and is available until October 29.

    2004 Outlook

    Mr. Lilley continued, "We have continued our good momentum as we head into the last quarter of 2004 although the issues of stubbornly high raw material and energy costs persist. Costs for oil and natural gas, the fundamental feedstocks for many of our raw materials, continued to increase. We expect to see more benefit from our selling price initiatives but we will be unable to recover all of the increasing costs in 2004. Because of the continuing increases in raw material and energy costs we are updating our forecasted full year diluted earnings per share to be in a range of $2.85 -$2.90. This excludes the net special items charges of $0.49 per diluted share recorded in the second and third quarters of 2004. Accordingly, we expect our fourth quarter diluted earnings per share to be a range of $0.61 to $0.66. As a reminder, several of our businesses typically experience a seasonal downturn in the fourth quarter and we expect this quarter to be similar to prior years."

    Below is an update of Cytec's full year expectations by segment.

    Water and Industrial Process continues to forecast sales growth of slightly over 10% of which acquisitions account for approximately half and operating earnings to be about flat.
    Performance Products continues to forecast sales growth approaching 15% with approximately 7% coming from acquisitions. The previous forecast was for operating earnings to increase approximately 40% and operating earnings are now expected to be up close to 50%.
    Specialty Materials continues to forecast sales to increase about 15-20% and operating earnings to now increase approximately 30%.
    Building Block Chemicals continues to forecast sales to increase 15-20% but now forecast operating earnings to decline approximately 25%. The previous forecast was for operating earnings to decline 5-10% with the adverse impact coming from increasing raw material costs and the plant shutdown due to Hurricane Ivan.
    The forecast for earnings from associated companies is to be down about 40%, an improvement from our previous forecast of a 60% decrease. The forecasted expense for Corporate and Unallocated will now be up about $6 million primarily as a result of an increase in stock compensation expense as well as an increase in litigation costs and currency translation losses. Interest expense will be slightly unfavorable to the prior year.
    The Company expects that guidance for the 2005 outlook will be provided when fourth quarter earnings are reported in January 2005.
    Lilley continued, "We are pleased to deliver another quality quarter for our shareholders and our efforts of the past few years are clearly moving Cytec in the right direction. In addition, we are excited about the recent announcement of our signing a definitive agreement to purchase the Surface Specialties business from UCB Group. This will create another franchise business for Cytec and position us well for accelerated growth in the large global coatings market. We believe this is a major step forward in our continuing quest to generate additional shareholder value."

    Nine Month Results

    Net earnings available to common stockholders for the nine months ended September 30, 2004 were $71.0 million or $1.75 per diluted share on sales of $1,271 million. Included in nine month earnings are the following special items: an after tax charge of $4.8 million or $0.12 per diluted share in connection with the settlement of several environmental and toxic tort lawsuits, a pretax charge of $8.0 million ($6.2 million after tax or $0.15 per diluted share) relating to settlements of carbon fiber litigation matters, a pretax charge of $2.0 million ($1.6 million after tax or $0.04 per diluted share) relating to the settlement of disputed matters with the holder of the Company's Series C, a charge to net earnings available to common stockholders of $9.9 million ($0.24 per diluted share) related to the redemption of the Company's Series C, a $2.4 million tax credit, or $0.06 per diluted share, from a favorable outcome of a recently completed international tax audit. Excluding these items net earnings were $91.1 million or $2.24 per diluted share.
    Also, in December 2003, the US Congress passed the Medicare Prescription Drug, Improvement and Modernization Act (The Act). In May 2004, the FASB issued Staff Position No. 106-2 Accounting and Disclosure Requirements related to the The Act (FSP 106-2) which requires companies to account for the reduction in accumulated postretirement benefit obligation as an actuarial gain to be amortized into income over the life of the average remaining service period of plan participants. As previously indicated, the Company adopted the provisions of FSP 106-2 in the third quarter of 2004, retroactive to January 1, 2004. In accordance with FSP 106-2 the Company recorded a benefit of $0.9 million pre tax ($0.7 million after tax or $0.02 per diluted share) in the third quarter of 2004 and the nine month results include the year to date benefit of FSP 106-2 of $2.6 pre tax ($2.0 million after tax or $0.05 per diluted share).
    Net earnings available to common stockholders for the nine months ended September 30, 2003 were $62.8 million or $1.55 per diluted share on sales of $1,110 million, after a cumulative effect of a change in accounting principle of $13.6 million after tax, or $0.34 per diluted share, for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations".

    Use of Non-GAAP Measures

    Management believes that net earnings available to common stockholders and diluted earnings per share before special items, non-GAAP measures, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of non-GAAP measures to GAAP can be found at the end of this release.

    Investor Conference Call to be Held on October 22, 2004, 11:00
A.M. EST

    Cytec will host their third quarter earnings release conference call on October 22, 2004 at 11:00 a.m. EST. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. EST on October 22, 2004 until November 12, 2004 at 11:00 p.m. EST by calling 888-203-1112 (U.S.) or 719-457-0820
(International) and entering access code 996434. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with sales in 2003 of $1.5 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
       (Millions of dollars, except share and per share amounts)

                                    Three Months       Nine Months
                                        Ended            Ended
                                    September 30,     September 30,
                                   --------------- -------------------

                                    2004    2003      2004     2003
                                   ------- ------- --------- ---------

Net sales                          $433.5  $367.7  $1,270.7  $1,109.9

Manufacturing cost of sales         334.1   284.6     960.3     836.0
Selling and technical services       34.0    31.4     103.8      92.6
Research and process development     10.0     8.3      29.4      25.2
Administrative and general           22.0    11.1      49.8      36.8
Amortization of acquisition
 intangibles                          1.3     1.1       4.1       2.7
                                   ------- ------- --------- ---------

Earnings from operations             32.1    31.2     123.3     116.6

Other income (expense), net          (4.9)   (0.2)    (12.7)     (3.9)
Equity in earnings of associated
 companies                            2.2     2.3       3.0       5.3
Interest expense, net                 4.7     4.8      13.0      11.9
                                   ------- ------- --------- ---------

Earnings before income taxes and
 cumulative effect of
 accounting change                   24.7    28.5     100.6     106.1

Income tax provision                  5.4     6.4      19.7      29.7
                                   ------- ------- --------- ---------

Earnings before cumulative effect
 of accounting change                19.3    22.1      80.9      76.4

Cumulative effect of accounting
 change, net of taxes of $7.3           -       -         -     (13.6)
                                   ------- ------- --------- ---------

Net earnings                         19.3    22.1      80.9      62.8

Premium paid to redeem preferred
 stock                                9.9       -       9.9         -
                                   ------- ------- --------- ---------

Net earnings available to common
 stockholders                        $9.4   $22.1     $71.0     $62.8
                                   ======= ======= ========= =========

Earnings before cumulative effect
 of accounting change,
 per common share
          Basic                     $0.24   $0.56     $1.81     $1.95
          Diluted                   $0.23   $0.55     $1.75     $1.89

Cumulative effect of accounting
 change, per common share
          Basic                         -       -         -    $(0.35)
          Diluted                       -       -         -    $(0.34)

Earnings per common share available
 to common stockholders
          Basic                     $0.24   $0.56     $1.81     $1.60
          Diluted                   $0.23   $0.55     $1.75     $1.55


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
          CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS
                          BY BUSINESS SEGMENT
                         (Millions of dollars)

                      Three Months Ended         Nine Months Ended
                          September 30,            September 30,
                      -------------------   -----------------------
                       2004        2003         2004        2003
                      -------     -------    ---------   ---------
Net sales
---------

Water and Industrial
 Process Chemicals   $106.9       $ 90.8     $  299.3    $  265.7
Performance Products
     Sales to external
      customers       145.2        125.1        427.6       368.0
     Intersegment
      sales             1.3            -          3.4           -
Specialty Materials   121.2         95.9        369.6       312.0
Building Block
 Chemicals
     Sales to external
      customers        60.2         55.9        174.2       164.2
     Intersegment
      sales            19.6         15.8         59.7        50.2
                      ------       ------     --------    --------
Net sales from
  segments            454.4        383.5      1,333.8     1,160.1
Elimination of
 intersegment
 revenue              (20.9)       (15.8)       (63.1)      (50.2)
                      ------       ------     --------    --------

Total consolidated
 net sales           $433.5       $367.7     $1,270.7    $1,109.9
----------------------------------------------------------------------


                             % of        % of         % of       % of
                             sales       sales        sales      sales
                             -----       -----        -----      -----
Earnings (loss) from
 operations
----------------------

Water and Industrial
 Process Chemicals    $ 5.8     5% $ 4.4    5% $ 14.2   5% $ 15.0   6%
Performance Products   15.2    10%   7.8    6%   46.2  11%   30.6   8%
Specialty Materials    19.8    16%  13.1   14%   69.9  19%   55.4  18%
Building Block
 Chemicals              1.4     2%   5.2    7%    7.3   3%   17.8   8%
                      ------        -----       ------      ------

Earnings from
 segments              42.2     9%  30.5    8%  137.6  10%  118.8  11%

Corporate and
 Unallocated          (10.1)         0.7        (14.3)      (2.2)
                      ------        -----       ------     ------

Total consolidated
 earnings from
 operations          $ 32.1     7% $31.2    8% $123.3  10% $116.6  11%
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
       (Millions of dollars, except share and per share amounts)

                                          September 30,   December 31,
                                              2004            2003
                                          -------------   ------------
ASSETS
Current assets
     Cash and cash equivalents                   $285.1      $251.1
     Accounts receivable, less allowance for
      doubtful accounts of $7.0 and $7.6
      in 2004 and 2003, respectively              253.5       217.1
     Other accounts receivable                     44.3        50.2
     Inventories                                  196.9       176.0
     Deferred income taxes                         18.3         8.2
     Other current assets                          14.4         8.8
                                               ---------   ---------
          Total current assets                    812.5       711.4

Investment in associated companies                 83.7        82.1

Plants, equipment and facilities, at cost       1,570.1     1,538.3
     Less: accumulated depreciation              (917.9)     (875.4)
                                               ---------   ---------
          Net plant investment                    652.2       662.9

Acquisition intangibles, net of accumulated
 amortization                                      65.4        69.9

Goodwill                                          339.5       339.7

Deferred income taxes                              66.5        85.7

Other assets                                       84.6        74.2
                                               ---------   ---------

Total assets                                   $2,104.4    $2,025.9
                                               =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Short-term borrowings                         $7.7        $9.3
     Accounts payable                             121.6        93.5
     Accrued expense                              180.9       170.5
     Income taxes payable                          54.1        63.2
                                               ---------   ---------

          Total current liabilities               364.3       336.5

Long-term debt                                    419.0       416.2
Pension and other postretirement benefit
 liabilities                                      318.0       346.0
Other noncurrent liabilities                      176.6       171.8
Stockholders' equity
  Preferred stock, 20,000,000 shares
      authorized, issued and outstanding 0
      and 4,000 shares, Series C Cumulative
      at 2004 and 2003, respectively; $0.1 par
      value at liquidation value of $25 per share     -         0.1
  Common stock, $0.01 par value per share,
      150,000,000 shares authorized, issued
      48,132,640 shares                             0.5         0.5
     Additional paid-in capital                   120.6       122.2
     Retained earnings                          1,042.0       982.9
     Unearned compensation                         (3.0)       (5.3)
     Minimum pension liability adjustment         (96.8)      (96.8)
     Unrealized gain on derivative instruments      0.6         0.3
     Accumulated translation adjustments           30.9        38.0
     Treasury stock, at cost,
          8,528,264 shares in 2004 and
           9,139,897 shares in 2003              (268.3)     (286.5)
                                               ---------   ---------

          Total stockholders' equity              826.5       755.4
                                               ---------   ---------

Total liabilities and stockholders' equity     $2,104.4    $2,025.9
                                               =========   =========


                         CYTEC INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)

                                                    Nine Months Ended,
                                                      September 30,
                                                    ------------------
                                                         2004    2003
                                                       ------- -------
Cash flows provided by (used for) operating activities
     Net earnings                                       $80.9   $62.8
     Noncash items included in earnings:
          Dividends from associated companies less than
           earnings                                      (1.9)   (0.6)
          Depreciation                                   64.5    64.2
          Amortization                                    8.6     5.2
          Deferred income taxes                           9.2    (5.0)
          Gain on sale of assets                         (0.6)      -
          Gain on recognition of insurance recoveries       -    (2.2)
          Cumulative effect of change in accounting
           principle, net of tax                            -    13.6
          Other                                           0.8     0.6
     Changes in operating assets and liabilities
          Trade accounts receivable                     (40.4)    1.9
          Other receivables                               4.8     0.6
          Inventories                                   (21.6)  (12.6)
          Accounts payable                               25.0     1.5
          Accrued expenses                                6.6   (14.0)
          Income taxes payable                           (1.2)   18.0
          Other assets                                  (17.0)   (2.9)
          Other liabilities                             (33.0)  (41.5)
                                                       ------- -------

Net cash flows provided by operating activities          84.7    89.6
                                                       ------- -------

Cash flows provided by (used for) investing activities
     Additions to plants, equipment and facilities      (54.3)  (60.9)
     Proceeds received on sale of assets                  0.7     0.1
     Acquisitions of businesses, net of cash received       -  (103.4)
     Advance payment received on land lease               9.1       -
                                                       ------- -------

Net cash flows used for investing activities            (44.5) (164.2)
                                                       ------- -------

Cash flows provided by (used for) financing activities
     Proceeds from the exercise of stock options         20.9    11.8
     Purchase of treasury stock                         (13.2)  (19.8)
     Change in short-term borrowings                     (1.1)      -
     Payments of long term debt                             -  (100.0)
     Proceeds from long term debt                           -   198.9
     Proceeds from termination of interest rate swaps     2.9       -
     Cash dividends                                     (11.7)      -
                                                       ------- -------

Net cash flows provided by (used for) financing
 activities                                              (2.2)   90.9
                                                       ------- -------

Effect of exchange rate changes on cash and cash
 equivalents                                             (4.0)    8.1
                                                       ------- -------

Increase in cash and cash equivalents                    34.0    24.4

Cash and cash equivalents, beginning of period          251.1   210.0
                                                       ------- -------

Cash and cash equivalents, end of period               $285.1  $234.4
                                                       ======= =======


                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures

Management believes that net after tax earnings and diluted earnings per share before special items, non-GAAP measures, is meaningful to investors because it provides a view of the Company with respect to ongoing operations. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                Three Months Ended September 30, 2004
----------------------------------------------------------------------
GAAP Net Earnings Available To Common Stockholders               $9.4
Premium Paid To Redeem Preferred Stock                            9.9
Settlement Of Disputed Matters With Series C Holders (After Tax)  1.6
Settlements Of Carbon Fiber Litigation Matters (After Tax)        6.2
                                                                ------
Non-GAAP Net Earnings Available To Common Stockholders          $27.1
                                                                ======

GAAP Diluted Earnings per Share                                 $0.23
Premium Paid To Redeem Preferred Stock                           0.24
Settlement Of Disputed Matters With Series C Holders (After
 Tax)                                                            0.04
Settlements Of Carbon Fiber Litigation Matters (After Tax)       0.15
                                                                ------
Non-GAAP Diluted Earnings per Share                             $0.66
                                                                ======



                 Nine Months Ended September 30, 2004
----------------------------------------------------------------------
GAAP Net Earnings Available To Common Stockholders              $71.0
Add: Litigation Settlement Charge (After Tax)                     4.8
Premium Paid To Redeem Preferred Stock                            9.9
Settlement Of Disputed Matters With Series C Holders (After Tax)  1.6
Settlements Of Carbon Fiber Litigation Matters (After Tax)        6.2
Subtract: Reduction in income tax provision(a)                   (2.4)
                                                                ------
Non-GAAP Net Earnings Available To Common Stockholders          $91.1
                                                                ======

GAAP Diluted Earnings per Share                                 $1.75
Add: Litigation Settlement Charge (After Tax)                    0.12
Premium Paid To Redeem Preferred Stock                           0.24
Settlement Of Disputed Matters With Series C Holders (After
 Tax)                                                            0.04
Settlements Of Carbon Fiber Litigation Matters (After Tax)       0.15
Subtract: Reduction in income tax provision (a)                 (0.06)
                                                                ======
Non-GAAP Diluted Earnings per Share                             $2.24
                                                                ======

(a) Due to favorable completion of several years of tax audits in an international jurisdiction.


    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             Media:
             Gail Petersen, 973-357-3319